Exhibit 99.1

PETROHAWK ANNOUNCES FIRST QUARTER 2008

OPERATING AND FINANCIAL RESULTS

COMPANY EXCEEDS QUARTERLY PRODUCTION TARGET

HAYNESVILLE SHALE POSITION NOW OVER 150,000 ACRES,

DRILLING PROGRAM UNDERWAY

EXCELLENT FAYETTEVILLE SHALE RESULTS; PLAY EXPANDING

HOUSTON—May 6, 2008—Petrohawk Energy Corporation (“Petrohawk” or the “Company”) (NYSE:HK) today announced its first quarter 2008 financial and operating results, including updates on the Company’s four core operating areas (Haynesville Shale, Fayetteville Shale, and Elm Grove and Terryville fields), as well as large scale development of an oil resource project in Oklahoma County, Oklahoma, and a new joint venture in its James Lime area of East Texas. Additionally, Petrohawk has updated its development plans for 2008 and increased its 2008 capital budget to $1.3 billion.

“We believe Petrohawk’s opportunity is of tremendous magnitude, with meaningful exposure in each key play, and management experience and technical expertise to quickly accelerate development in these areas,” said Floyd C. Wilson, Chairman, President and Chief Executive Officer. “An early mover advantage clearly rests with Petrohawk in the evolving Haynesville Shale play. After exhaustive research and a keen eye on the activities of others, we have begun a significant multi-year investment in this exciting new resource opportunity.

“First quarter production was above target, and we are tracking for a year that should yield record production and reserve growth. Our risked resource potential estimate has increased to approximately 10.3 Tcfe over and above year end 2007 proved reserves. We intend to continue to demonstrate Petrohawk’s capability to grow, convert upside opportunities to proved reserves, lower costs and increase efficiencies.”

Operating Highlights

Haynesville Shale – Petrohawk owns or has commitments to acquire over 150,000 net acres in what the Company believes will be highly productive areas of the play in Northwest Louisiana. Petrohawk hopes to expand its leasehold position in the play to approximately 400,000 net acres.

The Company is currently drilling the planned 4,000 foot lateral on its first operated horizontal Haynesville Shale well. A second rig is expected to begin drilling in mid-May with three additional rigs staging in to a total of five to six rigs by fourth quarter 2008.

Fayetteville Shale – Petrohawk drilled a total of 62 wells during the first quarter, 26 of which were operated and 36 were non-operated. Currently, the Company’s net production from the Fayetteville Shale is approximately 43 Mmcfe/d. Gross operated production has increased to 76 Mmcfe/d.

Operated wells were drilled in a variety of areas and to various depths. During the first quarter, Petrohawk achieved significantly reduced well costs while achieving significantly higher average initial production rates on its operated wells. Operated wells drilled to true vertical depths (TVD) less than 3,000 feet had and average initial production rate of 1.7 Mmcfe/d and well costs of approximately $1.9 million. Operated wells drilled to depths greater than 3,000 feet TVD had an average initial production rate of 2.7 Mmcfe/d and average well costs of approximately $2.3 million. Overall, average well costs were down 12% and average initial production rates were up 20% quarter over quarter.

Petrohawk is currently operating six rigs in the play and has reduced average drilling days to 14. Wells at more shallow depths are being drilled in an average of 12 days. The Company plans to drill a total of 150 operated wells during 2008.

Petrohawk has made improving price realizations and securing operational control of takeaway capacity priorities in the Fayetteville Shale. The Company has completed construction on 32 miles of gathering systems and has approximately 58 miles of new gathering lines currently under construction.

Elm Grove Field – Petrohawk drilled 36 wells during the first quarter; 26 of which were operated, in Elm Grove. Included in this total are two Lower Cotton Valley Taylor horizontal wells which had initial production rates of 13 Mmcfe/d and 6 Mmcfe/d, with an average net revenue interest in each well of 42%. One horizontal well targeting the Lower Cotton Valley Davis was completed during the quarter with an average initial production rate of 4.5 Mmcfe/d.

Eight rigs (3 horizontal and 5 vertical) are currently operating in the field and are expected to drill a planned 140 operated wells during the year. In addition to the Lower Cotton Valley program, the Company is recompleting on average three wells in the Hosston zone per week and expects to remain at this pace for balance of 2008.

Terryville Field – Thirteen wells, 12 of which were operated, were drilled during the quarter. The operated wells were all commingled in the Lower Cotton Valley and Bossier sands and had an average initial production rate of 4.6 Mmcfe/d. Petrohawk is currently operating 4 rigs in the field and recently spud its first well in the newly acquired western extension of the field. In addition, permitting and surveying are underway for a 60 square mile 3D seismic survey of the westward extension. The survey is expected to be delivered in the late third or early fourth quarter of this year.

Oklahoma County, Oklahoma – Petrohawk has begun large scale horizontal development on its West Edmond Hunton Lime Unit (WEHLU), located just north of Oklahoma City, Oklahoma. This is a resource-style development of an area that encompasses over 30,000 acres. To date, approximately 15 horizontal wells have been drilled in the field. Petrohawk’s latest operated horizontal well has recently been placed on production at a rate of 360 Bo/d and 750 Mcfe/d, or 485 Boe/d. The Company will be accelerating the development of this resource throughout 2008 and will drill approximately 8 vertical and 8 horizontal wells.

East Texas James Lime Trend –- Petrohawk and EOG Resources, Inc. (NYSE: EOG) are in the final stages of closing a Joint Venture Agreement to develop each company’s acreage position within Nacogdoches and Shelby Counties, Texas. EOG is designated to operate and initiate a five-well program during the second quarter of 2008. The companies collectively hold approximately 30,000 net acres in the trend.

Financial Highlights

•

First quarter 2008 represented the first full quarter reported that excludes the divested Gulf Coast division, with pro forma production growth of 10% over fourth quarter 2007. Petrohawk reported average production for the first quarter of 261 million cubic feet equivalent per day (Mmcfe/d), above the Company’s stated first quarter guidance range of 250-260 Mmcfe/d. Total production for the quarter was 21.5 billion cubic feet (Bcf) of natural gas and 365 thousand barrels (MBbls) of oil, or 23.7 Bcfe, 91% natural gas.

•

Petrohawk generated revenues of $215 million for the quarter ended March 31, 2008, an increase of 51% over pro forma first quarter 2007 of $142 million. Cash flow from operations before changes in working capital (a non-GAAP measure) was $133.7 million, or $0.72 per fully diluted common share, for the quarter.

•

After adjusting for selected items, net income for the quarter was $0.15 per fully diluted common share, or $28.9 million, versus $26.5 million, or $0.15 per fully diluted common share one year ago (see Selected Item Review and Reconciliation table for additional information). Selected items for the first quarter include a $137.5 million non-cash derivative loss due to the accounting effect of increased commodity prices on the Company’s long-term derivative position. Before excluding selected items, a $55.6 million loss was reported for the quarter.

•

During the first quarter, per unit lease operating costs were $0.52 per million cubic feet of natural gas equivalent (Mcfe), or $12.4 million, the sixth consecutive quarter that lease operating costs have been reported at or below $0.60 per Mcfe.

•

Natural gas price realizations were $8.41 per Mcf, which included a $0.07 realized gain from natural gas derivatives. This price reflects a realization of 104% of the average NYMEX price for the quarter of $8.03. Oil price realizations were $76.27 per Bbl, which included $18.59 per Bbl of realized loss from oil derivatives. This figure reflects a realization of 97% of the average NYMEX price for the quarter of $97.84.

•	On April 28, 2008 a $100 million note receivable related to the sale of the Gulf Coast division was paid.

2008 Capital Budget Increased to $1.3 Billion

Petrohawk has increased its planned capital budget for 2008 to $1.3 billion, from the previously announced $800 million. The increased budget accounts for 1) a significant expansion of leasehold in the Haynesville Shale; 2) additional capital of $150 million allocated to accelerating drilling programs in the Haynesville Shale, the WEHLU oil resource project, and the newly announced James Lime joint venture and other projects, 3) construction of gathering systems in the Fayetteville Shale which Petrohawk believes will lower overall operating costs; and 4) providing additional liquidity for future opportunities. During the first quarter, the Company utilized proceeds from the sale of its Gulf Coast division to grow its position in two key areas: the Fayetteville Shale and Elm Grove field.

The Company plans to utilize up to 30 operated rigs in this program to drill approximately 685 operated and non-operated wells. Expected allocations among Petrohawk’s major operating areas are as follows:

	2008 Capital Budget* ($ million)	% of Total Capital Budget	Total Wells Planned	Operated Rigs Planned	Estimated Gross Drilling Locations
Haynesville Shale	$384	30%	10 operated	5-6	2,500
Fayetteville Shale	318	24%	150 operated 120 non-operated	8	6,600
Elm Grove	293	23%	140 operated 50 non-operated	8	1,500
Terryville	121	9%	60 operated 15 non-operated	4	900
Western Region (including, WEHLU, James Lime/Travis Peak areas)	184	14%	140	4	1,500

Total	$1,300	100%	685	29-30	13,000

*Infrastructure, land and seismic costs included, no acquisitions budgeted

Petrohawk’s previously stated guidance for the full year 2008 includes expected average daily production of between 295 and 315 Mmcfe/d. For the second quarter 2008, average daily production is expected to be between 280 and 290 Mmcfe/d. As of March 31, the Company has expended $150 million of it’s 2008 Capital Budget.

Petrohawk Conference Call and Webcast

Petrohawk has scheduled a conference call for Wednesday, May 7, 2008 at 9:00 a.m. EDT (8:00 a.m. CDT) to discuss first quarter 2008 financial and operating results. To access the call, dial 800-644-8607 five to ten minutes before the call begins. Please reference Petrohawk Conference ID 41011665. International callers may also participate by dialing 706-679-8184. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until Wednesday, May 21, 2008. To access the replay, please dial 800-642-1687 and reference conference ID 41011665. International callers may listen to a playback by dialing 706-645-9291.

Petrohawk Energy Corporation is an independent energy company engaged in the acquisition, production, exploration and development of natural gas and oil with properties concentrated in North Louisiana, Arkansas, East Texas, Oklahoma and the Permian basin.

For more information contact Joan Dunlap, Vice President—Investor Relations, at 832-204-2737 or jdunlap@petrohawk.com. For additional information about Petrohawk, please visit our website at www.petrohawk.com.

Additional Information for Investors

This press release contains forward-looking information regarding Petrohawk that is intended to be covered by the safe harbor “forward-looking statements” provided by of the Private Securities Litigation Reform Act of 1995, based on Petrohawk’s current expectations and includes statements regarding acquisitions and divestitures, estimates of future production, future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as “expects”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, “probable”, or “intends”, or stating that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved). Statements concerning oil and gas reserves also may be deemed to be forward-looking statements in that they reflect estimates based on certain assumptions that the resources involved can be economically exploited. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather such as hurricanes and other natural disasters); uncertainties as to the availability and cost of financing; fluctuations in oil and gas prices; risks associated with derivative positions; inability to realize expected value from acquisitions, inability of our management team to execute its plans to meet its goals, shortages of drilling equipment, oil field personnel and services, unavailability of gathering systems, pipelines and processing facilities and the possibility that government policies may change or governmental approvals may be delayed or withheld. Additional information on these and other factors which could affect Petrohawk’s operations or financial results are included in Petrohawk’s reports on file with the SEC. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Petrohawk does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.

The SEC generally permits oil and gas companies, in filings made with the SEC, to disclose only proved reserves, which are reserve estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from know reservoirs under existing economic and operating conditions. In this press release, we use the term “resource potential” which the SEC guidelines may prohibit from being included in filings with the SEC. Resource potential refers to unproved reserves that may potentially be recoverable through additional drilling or recovery techniques and which are by their nature much more uncertain that estimates of proved reserves and are accordingly subject to substantially greater risk of not actually being realized by the Company. While the Company believes its calculations of resource potential and unproved reserves are reasonable, such estimates have not been reviewed by third party engineers or appraisers. In addition, our production forecasts and expectations for future periods are dependant upon many assumptions, including estimates of production decline rates from existing wells and the undertaking and outcome of future drilling activity, which may be affected by significant commodity price declines or drilling cost increases.

# # #

PETROHAWK ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2008	2007
Operating revenues:
Oil and gas	$214,938	$209,243
Operating expenses:
Production:
Lease operating	12,394	15,876
Workover and other	537	2,177
Taxes other than income	10,964	13,650
Gathering, transportation and other	9,523	7,424
General and administrative	16,154	15,601
Depletion, depreciation and amortization	83,127	95,838

Total operating expenses	132,699	150,566

Income from operations	82,239	58,677
Other expenses:
Net loss on derivative contracts	(142,741)	(58,933)
Interest expense and other	(27,537)	(30,750)

Total other expenses	(170,278)	(89,683)

Loss before income taxes	(88,039)	(31,006)
Income tax benefit	32,427	11,591

Net loss	$(55,612)	$(19,415)

Net loss per share of common stock:
Basic	$(0.30)	$(0.12)

Diluted	$(0.30)	$(0.12)

Weighted average shares outstanding:
Basic	183,629	167,306

Diluted	183,629	167,306

PETROHAWK ENERGY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)

	March 31, 2008	December 31, 2007
Assets:
Current assets	$254,109	$189,193
Oil and gas properties, net	3,664,362	3,155,672
Other assets	1,074,348	1,327,574

Total assets	$4,992,819	$4,672,439

Liabilities and stockholders’ equity:
Current liabilities	$426,816	$360,497
Long-term debt	1,560,849	1,595,127
Other noncurrent liabilities	745,434	707,918
Stockholders’ equity	2,259,720	2,008,897

Total liabilities and stockholders’ equity	$4,992,819	$4,672,439

PETROHAWK ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Three Months Ended March 31,
	2008	2007
Cash flows from operating activities:
Net loss	$(55,612)	$(19,415)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depletion, depreciation and amortization	83,127	95,838
Income tax benefit	(32,427)	(11,591)
Stock-based compensation	2,598	2,888
Net unrealized loss on derivative contracts	137,515	74,971
Net realized gain on derivative contracts acquired	—	(2,440)
Other	(1,465)	1,355

Cash flow from operations before changes in working capital	133,736	141,606
Changes in working capital	(72,551)	(6,334)

Net cash provided by operating activities	61,185	135,272

Cash flows from investing activities:
Oil and gas capital expenditures	(150,405)	(224,496)
Acquisition of oil and gas properties	(428,306)	(1,574)
Decrease in restricted cash	269,837	—
Other operating property and equipment expenditures	(14,438)	(1,363)
Other	—	1,101

Net cash used in investing activities	(323,312)	(226,332)

Cash flows from financing activities:
Proceeds from exercise of options	6,307	1,400
Proceeds from issuance of common stock	310,500	—
Offering costs	(13,792)	—
Proceeds from borrowings	380,000	249,000
Repayment of borrowings	(415,000)	(161,415)
Net realized gain on derivative contracts acquired	—	2,440
Other	(501)	(14)

Net cash provided by financing activities	267,514	91,411

Net increase in cash	5,387	351
Cash at beginning of period	1,812	5,593

Cash at end of period	$7,199	$5,944

PETROHAWK ENERGY CORPORATION

SELECTED OPERATING DATA (Unaudited)

(In thousands, except per unit and per share amounts)

	Three Months Ended March 31,
	2008	2007
Production:
Natural gas - Mmcf	21,523	24,526
Crude oil - Mbbl	365	748
Natural gas equivalent - Mmcfe	23,713	29,014
Average daily production - Mmcfe	261	322

Average price per unit:
Realized oil price per Bbl - as reported	$94.86	$56.11
Realized impact of derivatives per Bbl	(18.59)	3.59

Net realized oil price per Bbl	$76.27	$59.70

Realized gas price per Mcf - as reported	8.34	6.82
Realized impact of derivatives per Mcf	0.07	0.54

Net realized gas price per Mcf	$8.41	$7.36

Cash flow from operations (1)	133,736	141,606
Cash flow from operations - per share (diluted)	0.72	0.83

Average cost per Mcfe:
Production:
Lease operating	0.52	0.55
Workover and other	0.02	0.08
Taxes other than income	0.46	0.47
Gathering, transportation and other	0.40	0.26
General and administrative:
General and administrative	0.57	0.44
Stock-based compensation	0.11	0.10
Depletion	3.46	3.26

(1)

Represents cash flow from operations before changes in working capital. See the Consolidated Statements of Cash Flows for a reconciliation from this non-GAAP financial measure to the most comparable GAAP financial measure.

PETROHAWK ENERGY CORPORATION

SELECTED ITEM REVIEW AND RECONCILIATION (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2008	2007
Unrealized loss on derivatives:(1)
Natural gas	$133,035	$68,996
Crude oil	3,637	5,975
Interest	843	—

Total selected items, before tax	137,515	74,971
Income tax effect of selected items	(52,985)	(29,106)

Selected items, net of tax	84,530	45,865
Net loss available to common stockholders, as reported	(55,612)	(19,415)

Net income available to common stockholders, excluding selected items	$28,918	$26,450

Basic loss per share of common stock, as reported	$(0.30)	$(0.12)
Impact of selected items	0.46	0.27

Basic earnings per share of common stock, excluding selected items	$0.16	$0.15

Diluted loss per share of common stock, as reported	$(0.30)	$(0.12)
Impact of selected items	0.45	0.27

Diluted earnings per share of common stock, excluding selected items	$0.15	$0.15

(1)	Represents the unrealized loss associated with the mark-to-market valuation of outstanding derivative positions at March 31, 2008 and 2007.